UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC 20549


                               FORM 8-K

                            CURRENT REPORT
 Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest reported): April 26, 2002

                        CONCEPTS DIRECT, INC.

    ____________________________________________________________________
        (Exact name of registrant as specified in its chapter)

   Delaware                     0-20680                 52-1781893
______________________    _______________________   ______________________
(State or other           (Commission File          (IRS Employer
jurisdiction of           Number)                   Identification No.)
incorporation)


2950 Colorful Avenue, Longmont, CO               80504
____________________________                ______________________________
(Address of principal executive             (Zip Code)
offices)


Registrant's telephone number, including area code: (303)682-7147


Item 5.  Other Events and Regulation FD Disclosure.

      On April 26, 2002, the Company closed on a $4 million financing (the "Financing") with St. Cloud Capital Partners, LP ("St. Cloud") and Phillip A. and Linda S. Wiland (the "Wilands"). The Financing entailed two 10% Senior Secured Promissory Notes (the "Notes") in the aggregate principal amount of $4,000,000 and two Common Stock Purchase Warrants, representing the right to acquire in the aggregate 550,000 shares of common stock. The Notes are secured by assets of the Colorful Images brand pursuant to a security agreement (the "Security Agreement") and undeveloped land owned by the Company. The proceeds from the Financing are to fund the Company's plans to grow sales.

      The Note and Warrant issued by the Company to the Wilands replaced an existing note and warrant with the Wilands which was entered into on March 28, 2002 and has been previously disclosed. That note provided that if the Company obtained additional financing on or before April 30, 2002, the Wilands would receive substantially similar terms and conditions of the prospective investor(s).

      Marshall S. Geller, director of the Company, is the co-founder and senior manager of St. Cloud and he has an interest in St. Cloud. Phillip A. Wiland is the Chairman, Chief Executive Officer and President of the Company. Linda S. Wiland is Mr. Wiland's spouse. The Wilands are significant stockholders of the Company

      The Company's loan commitments under the Financing are as follows (assuming the Company does not prepay the loan which it is allowed to do after the first year without penalty): (1) total minimum loan payments -- approximately $5,100,000; (2) total payments in 2002 -- approximately $765,000; (3) total payments in 2003-2004 --
approximately $2,040,000; (4) total payments in 2005-2006 -- approximately $2,040,000; and (5) total payments after 2006 -- approximately $255,000. The terms of the Notes provide that Events of Default include: (i) failure to make a payment for a period of thirty (30) days from when such payment is due; (ii) a judgment creditor obtaining possession of any collateral securing the Notes; (iii) failure to cure within ten (10) days any impairment on the noteholders' lien on such collateral; and (iv) the filing of voluntary or involuntary bankruptcy against the Company that is not dismissed within thirty (30) days. Upon an Event of Default, all principal and interest on the Notes shall immediately become due and payable.

      During the first quarter of 2002, at the request of the Company's Board of Directors, the Company sought financing from numerous sources including credit facilities from banks and mezzanine funding. However, the Company was not successful in finding financing on terms equal to or better than the terms offered by the Wilands and St. Cloud. Therefore, the Company's Board of Directors set up a special committee of Board members consisting of Virginia B. Bayless and Kenneth M. Gassman, Jr. to review the negotiations of the Financing. The Financing was approved by the Board's special committee. In addition, the Board of Directors unanimously agreed to the terms of the Financing on April 25, 2002.

      On April 29, 2001, Concepts Direct, Inc. issued a press release which announced the Financing. A copy of the press release is included under Item 7, Exhibit 99.1.

Item 7.  Financial Statements and Exhibits.

Exhibit       Description

4.1*          Senior Secured Promissory Note, dated April 26,
              2002, by Registrant for the benefit of St. Cloud
              Capital Partners, LP, in the principal amount of $2,000,000.

4.2*          Senior Secured Promissory Note, dated April 26,
              2002, by Registrant for the benefit of Phillip A.
              and Linda S. Wiland, in the principal amount of $2,000,000.

4.3*          Security Agreement, dated April 26, 2002, by the
              Registrant, St. Cloud Capital Partners, LP and
              Phillip A. and Linda S. Wiland.

4.4*          Warrant Agreement for Common Stock, dated April 26,
              2002, by the Registrant for the benefit of St. Cloud Capital Partners, LP.

4.5*          Warrant Agreement for Common Stock, dated April 26,
              2002, by the Registrant for the benefit of Phillip
              A. and Linda S. Wiland.

4.6* Note and Warrant Purchase Agreement, dated April 26, 2002, by the Registrant, St. Cloud Capital Partners, LP and Phillip A. and Linda S. Wiland.

4.7* Investor Rights Agreement, dated April 26, 2002, by the Registrant, St. Cloud Capital Partners, LP and
              Phillip A. and Linda S. Wiland.

99.1*         Concepts Direct, Inc. Press Release, dated April 29,
              2002.

*    Exhibit filed herewith.

                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    CONCEPTS DIRECT, INC.


Date: April 30, 2002                /s/ Cody S. McGarraugh
                                    Cody S. McGarraugh
                                    Chief Financial Officer